                                                                    EXHIBIT 10.6

================================================================================





                            ASSET PURCHASE AGREEMENT

                                     AMONG

                             RENTX INDUSTRIES, INC.

               ZODIAC RENTALS, INC. and ZODIAC RENTALS, INC. III

                     AND GEORGE A. EVANS, MARILYN J. EVANS,
                   MAUREEN C. DAVIDSON AND LARRY W. DAVIDSON

                           DATED AS OF APRIL 3, 1996





================================================================================

                               TABLE OF CONTENTS

                                                                                                                      Page
                                                                                                                      ----
1.       Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
         1.1.    Defined Terms  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1

2.       Purchase and Sale. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         2.1.    Basic Transaction  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         2.2.    Assumption of  Certain Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         2.3.    Purchase Price; Payment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 9
         2.4.    Sales Taxes, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  11
         2.5.    Closing; Effective Date  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         2.6.    Deliveries at the Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12

3.       Representations and Warranties.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  12
         3.1.    Representations and Warranties of the Seller and the Shareholders  . . . . . . . . . . . . . . . . .  12
         3.2.    Representations and Warranties of the Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
         3.3.    Survival of Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         3.4.    Representations as to Knowledge  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27

4.       Pre-Closing Covenants  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         4.1.    General  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         4.2.    Operation of Business  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         4.3.    Preservation of Business . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         4.4.    Full Access  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  27
         4.5.    Notice of Developments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         4.6.    Exclusivity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         4.7.    Announcements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

5.       Post-Closing Covenants . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         5.1.    Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         5.2.    Transition . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         5.3.    Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
         5.4.    Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         5.5.    Post-Closing Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         5.6.    Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  29
         5.7.    Satisfaction of Liabilities and Other Obligations  . . . . . . . . . . . . . . . . . . . . . . . . .  29
         5.8.    Collection of Guaranteed Receivables . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         5.9.    Post-Closing Access to Records . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30

6.       Conditions to Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         6.1.    Conditions to Obligation of the Buyer  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  30
         6.2.    Conditions to Obligation of the Seller and the Shareholders  . . . . . . . . . . . . . . . . . . . .  32

7.       Remedies for Breaches of This Agreement  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  32
         7.1.    Indemnification Provisions for Benefit of the Buyer  . . . . . . . . . . . . . . . . . . . . . . . .  32





                                      (i)

         7.2.    Indemnification Provisions for Benefit of the Seller and the Shareholders  . . . . . . . . . . . . .  34
         7.3.    Matters Involving Third Parties  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  34
         7.4.    Right of Offset. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         7.5.    Other Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35

8.       Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         8.1.    Termination of Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  35
         8.2.    Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         8.3.    Confidentiality  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36

9.       Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         9.1.    No Third-Party Beneficiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         9.2.    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         9.3.    Succession and Assignment  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  36
         9.4.    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         9.5.    Headings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         9.6.    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         9.7.    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         9.8.    Amendments and Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  37
         9.9.    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         9.10.   Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         9.11.   Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         9.12.   Construction . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
         9.13.   Incorporation of Exhibits  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
         9.14.   Counterparts.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  39





                                      (ii)

                 This Asset Purchase Agreement is entered into as of April 3, 1996 among RentX Industries, Inc., a Delaware corporation (the "Buyer"), Zodiac Rentals, Inc., a Colorado corporation ("Zodiac One"), Zodiac Rentals, Inc.
III, a Colorado corporation ("Zodiac Three"), and George A. Evans, Marilyn J. Evans, Maureen C. Davidson and Larry W. Davidson (individually, a "Shareholder" and collectively, the "Shareholders").

                                    Recitals

                 The Shareholders own all of the issued and outstanding capital stock of Zodiac One and own or have the right to purchase all of the issued and outstanding capital stock of Zodiac Three, which together operate an equipment rental business under the Zodiac name. Each of Zodiac One and Zodiac Three desires to sell, and the Buyer desires to purchase, substantially all of the assets of Zodiac One and Zodiac Three as provided in this Agreement.

                                   Agreement

                 NOW, THEREFORE, in consideration of the premises, the mutual representations, warranties and covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

         1.      Definitions.

                 1.1. Defined Terms. The following terms used in this Agreement will have the meanings designated below:

                          Acquired Assets means all right, title and interest
of the Seller in and to all of the tangible and intangible assets of the Seller except the Excluded Assets, but including, without limitation, all of the Seller's (a) tangible personal property (such as machinery, equipment, inventories, supplies, manufactured and purchased parts, furniture, automobiles, trucks, tractors, trailers and tools), (b) real property leaseholds, and those improvements and fixtures located on the Premises which can be removed therefrom without causing damage to the buildings from which they are removed unless such damage is repaired by the Buyer, (c) corporate names and tradenames, other Intellectual Property and goodwill, licenses and sublicenses granted and obtained with respect thereto and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein, (d) agreements, contracts, instruments, security interests, guaranties and other similar arrangements and rights thereunder, except those representing Employee Benefit Plans, Benefit Arrangements or other Liabilities that are not Assumed Liabilities, (e) accounts, notes receivable and other receivables, (f) securities, (g) $2,700 in cash, which will be left in the cash registers on the Premises immediately after the Closing, (h) claims, deposits, payments, refunds, causes of action, choses in action, rights of recovery, rights of set-off and rights of recoupment (including any such item relating to the payment of Taxes, other than the payment of income Taxes by the Shareholders),
(i) franchises, approvals, Permits, licenses, Orders in favor of the Seller, registrations, certificates, variances and similar rights and items obtained from Governmental

Authorities, and rights thereunder, (j) the Assigned Vehicle Ownership Taxes, and (k) books, records, ledgers, files, documents, correspondence, lists, drawings, specifications, creative materials, advertising and promotional materials, studies, reports and other printed or written materials.

                          Adverse Consequences means all actions, suits,
proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, losses, damages, costs, expenses and fees (including court costs and fees and expenses of counsel and other experts), plus interest at a rate equal to the prime rate quoted from time to time by Norwest Bank Colorado, N.A. plus two percentage points accrued from the date any Adverse Consequence becomes a liability of the party suffering the Adverse Consequence as determined in accordance with GAAP.

                          Affiliated Group means any affiliated group within
the meaning of Code Section 1504 or any similar group defined under a similar provision of state, local or foreign law.

                          Assigned Vehicle Ownership Taxes means specific
ownership tax payments made by the Seller or the Shareholders prior to the Closing on the vehicles and mobile equipment included in the Acquired Assets, to the extent such payments are attributable to the period from and after the Closing Date and to the extent Colorado law permits such payments to be assigned by the Seller and the Shareholders to the Buyer.

                          Assignment and Assumption Agreement means the
Assignment and Assumption Agreement between the Seller and the Buyer in the form of Exhibit 1.1(a) to be entered into at the Closing, pursuant to which the Seller will assign to the Buyer, and the Buyer will assume, the obligations of the Seller arising after the Closing Date under certain contracts specified by the Buyer which at the Closing will be identified on Schedule 1 thereto.

                          Assumed Debt means indebtedness and purchase price
payment obligations incurred by the Seller in connection with the purchase of equipment approved by the Buyer, as described on Exhibit 1.1(b).

                          Assumed Liabilities means (a) the obligations of the
Seller arising after the Closing Date under those contracts which are identified on Schedule 1 to the Assignment and Assumption Agreement with respect to the period from and after the Closing Date, (b) the Assumed Debt,
(c) personal property taxes on the Acquired Assets for the period from and after the Closing, determined by prorating personal property taxes for the current year in proportion to the number of days in the year prior to and including the date of the Closing compared to the number of days in the year remaining after the date of the Closing, and (d) fees and specific ownership taxes payable by the Buyer to Governmental Authorities upon the registration in the Buyer's name after the Closing of the vehicles and mobile equipment included in the Acquired Assets. Assumed Liabilities will not include any other Liability, including but not limited to the following: (i) any Liability relating to or arising directly or indirectly out of any product sold, leased or delivered or any service provided by the Seller or its predecessors prior to the Closing, (ii) the failure of the Seller or any predecessor to comply with any Environmental Obligation or Other Legal Requirement, (iii) any Liability with respect to which the Buyer is entitled to indemnification pursuant to
Section 7, (iv) any Liability for Taxes arising in connection with the consummation of the transactions contemplated hereby, (v) any Liability of the Seller for the unpaid Taxes of any other Person under Treasury Regulations
Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor by contract or otherwise, (vi) any Liability of the Seller or any Shareholder for costs and expenses incurred in connection with this Agreement, any Other Seller Agreement or any Other Shareholder Agreement and the transactions contemplated hereby or thereby (including, without limitation, those for which the Shareholders are responsible pursuant to
Section 9.10), (vii) any Liability of the Seller or any Shareholder under this Agreement, any Other Seller Agreement or any Other Shareholder Agreement,
(viii) any Liability under COBRA or the Worker Adjustment and Retraining Notification Act, as amended, or any similar state or local law arising out of the consummation of the transactions contemplated by this Agreement or any termination of the employment of any employee of the Seller, (ix) any Liability under any Employee Benefit Plan or Benefit Arrangement, (x) any Liability of the Seller to indemnify any Person by reason of the fact that such Person was a director, officer, employee or agent of the Seller or was serving as a partner, trustee, director, officer, employee or agent of another entity, (xi) any Liability relating to any Excluded Asset, (xii) any Liability relating to or arising out of any failure to comply with any bulk sales or fraudulent transfer law in connection with the consummation of the transactions contemplated by this Agreement and (xiii) any contingent Liability of the Seller in existence at Closing or arising prior to Closing.

                          Benefit Arrangement means any employment, severance
or other similar contract, arrangement or policy and each plan or agreement (whether written or oral) providing through insurance coverage or through self-insured arrangements, workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, deferred compensation, profit sharing, bonuses, stock options, stock appreciation rights or other forms of incentive compensation, reduced interest or interest-free loans, mortgages, relocation assistance or post- retirement insurance, compensation or other benefits (including without limitation any contracts, arrangements or understanding relating to this Agreement) that (a) is not an Employee Benefit Plan, (b) is entered into, maintained or contributed to by the Seller and (c) benefits any employee or former employee of the Seller or any relative thereof.

                          Business means the businesses conducted by the Seller
at any time within the period of 24 months prior to the Closing.

                          Business Day means any day other than a Saturday, a
Sunday or a day on which banks in Denver, Colorado are permitted or required by law to be closed.

                          Closing has the meaning given it in Section 2.5.

                          Closing Accounts Receivable means all accounts
receivable of the Seller which arose from the ordinary course of its business and are included in the Acquired Assets, as set forth on the Closing Balance Sheet.

                          Closing Balance Sheet means the balance sheet of the
Seller as of the Closing Date prepared in accordance with GAAP on an accrual basis consistent (other than the preparation thereof on an accrual, rather than cash, basis) with the Seller's past practice and audited, at the Buyer's expense, by a certified public accounting firm chosen by the Buyer.

                          Closing Date has the meaning given it in Section 2.5.

                          Closing Inventory means the Seller's current
inventory of goods and equipment held for rent or sale in the ordinary course of its business which are included in the Acquired Assets, as set forth on the Closing Balance Sheet.

                          COBRA means the provisions currently contained in
Section 4980B of the Code and the regulations promulgated thereunder.

                          Code means the Internal Revenue Code of 1986, as
amended.

                          Confidential Information means any information
concerning the subject Person or the subject Person's business, products, financial condition, prospects and affairs that is not generally available to the public.

                          Employee Benefit Plan means any (a) nonqualified
deferred compensation or retirement plan or arrangement which is an Employee Pension Benefit Plan, (b) qualified defined contribution retirement plan or arrangement which is an Employee Pension Benefit Plan, (c) qualified defined benefit retirement plan or arrangement which is an Employee Pension Benefit Plan (including any Multiemployer Plan) or (d) Employee Welfare Benefit Plan.

                          Employee Pension Benefit Plan has the meaning set
forth in ERISA Section 3(2).

                          Employee Welfare Benefit Plan has the meaning set
forth in ERISA Section 3(1).

                          Employment Agreements means the Employment and
Noncompetition Agreements between the Buyer and each of George A. Evans and Larry W. Davidson in the form of Exhibit 1.1(c) to be entered into at the Closing.

                          Encumbrance means any mortgage, pledge, conditional
sale agreement, charge, claim, interest of another Person, lien, security interest, title defect or other encumbrance.

                          Environmental Obligations means all federal, state
and local laws, regulations, rules, orders, permits, licenses, approvals, ordinances, judgments, injunctions, directives, and common law relating to land use, public health, safety, welfare or the environment or to the impact of business and activities upon land use, public health, safety, welfare or the environment, including, but not limited to, all requirements of the following federal statutes and regulations promulgated pursuant thereto, as amended from time to time: the Clean Air Act; the Clean Water Act; the Resource Conservation and Recovery Act; the Safe Drinking Water Act; the Federal Insecticide, Fungicide and Rodenticide Act; the National Environmental Policy Act; the Comprehensive Environmental Response, Compensation, and Liability Act; OSHA; the Emergency Planning and Community Right-to-Know Act; the Toxic Substances Control Act; and any state or local law counterpart or supplement to such Acts.

                          ERISA means the Employee Retirement Income Security
Act of 1974, as amended, and any regulations, rules or orders promulgated thereunder.

                          Escrow Account means the account established at the
Closing to be held by the Escrow Agent pursuant to the Escrow Agreement.

                          Escrow Agent means Norwest Bank Colorado, N.A.

                          Escrow Agreement means the Escrow Agreement among the
Buyer, the Seller, the Shareholders and the Escrow Agent in the form of Exhibit 1.1(d) to be entered into at the Closing.

                          Escrow Period means the period commencing on the
Closing Date and ending on the first anniversary of the Closing Date.

                          Excluded Assets means (a) the Seller's corporate
charter, taxpayer and other identification numbers, seals, minute books, stock transfer books and other documents relating solely to the organization, maintenance and existence of the Seller as a corporation, (b) any rights of the Seller under this Agreement and the Other Seller Agreements, (c) the land and buildings which constitute the Premises, except the fixtures and improvements which can be removed therefrom without causing damage to the buildings from which they are removed unless such damage is repaired by the Buyer, (d) agreements, contracts, plans or similar arrangements representing Employee Benefit Plans or Benefit Arrangements and (e) claims for refunds of income taxes paid by any Shareholder with respect to the Seller's business.

                          GAAP means generally accepted accounting principles as
in effect from time to time in the United States.

                          Governmental Authority means (a) the United States of
America, (b) any state, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities and the like), (c) any foreign (as to the United States of America) sovereign entity and any political subdivision thereof or (d) any agency, authority or instrumentality of any of the foregoing, including, without limitation, any court, tribunal, department, bureau, commission or board.

                          Hazardous Materials means any material, chemical,
compound, mixture, substance or waste which is regulated by any Governmental Authority having jurisdiction over any premises, including but not limited to
(a) any oil or petroleum compounds, flammable substances, explosives, radioactive materials, or any other materials or pollutants which pose a hazard to the premises or to persons in or about the premises or which cause the premises to be in violation of any Legal Requirement, (b) asbestos, asbestos-containing or presumed asbestos-containing material of any kind or character, (c) polychlorinated biphenyls, (d) any materials or substances designated as "hazardous substances" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. Section 1251 et seq., (e) "economic poison," as defined in the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 135 et seq., (f) "chemical substance," "new chemical substance," or "hazardous chemical substance or mixture" pursuant to Sections 3, 6 and 7 of the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., (g) "hazardous substances" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., and
(h) "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.

                          Henderson Noncompetition Agreement means the
Noncompetition Agreement between Jeffrey Henderson and Zodiac Three in the form of Exhibit 1.1(e) to be executed and delivered by the parties thereto prior to the Closing and assigned to the Buyer by Zodiac Three at the Closing.

                          Intellectual Property means (a) all inventions
(whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights and (h) all copies and tangible and intangible embodiments thereof (in whatever form or medium).

                          Latest Balance Sheet has the meaning given it in
Section 3.1(f).

                          Legal Requirement means any constitution, statute,
ordinance, code, law, rule, regulation, order or other requirement, standard or procedure enacted, adopted or applied by any Governmental Authority, including judicial decisions applying common law or interpreting any other Legal Requirement.

                          Liabilities Reserve means funds on deposit at any
time in the demand deposit account established on the Closing Date in the name of the Buyer and the Seller in an amount equal to the Reserve Amount deposited therein at the Closing less the aggregate amount of such funds applied since the Closing to satisfy Reserved Liabilities.

                          Liability means any liability or obligation (whether
known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

                          Multiemployer Plan has the meaning set forth in ERISA
Section 3(37).

                          Orders means all applicable judgments, injunctions,
orders, decrees, notices of violation or other requirements of any Governmental Authority or arbitrator having jurisdiction in the matter, including a bankruptcy court or trustee.

                          OSHA means the Occupational Safety and Health Act of
1970, as amended, and any regulations, rules or orders promulgated thereunder.

                          Other Buyer Agreements means the Assignment and
Assumption Agreement, the Employment Agreements, the Escrow Agreement, the Premises Leases and the other documents and instruments to be executed and delivered by the Buyer pursuant to this Agreement.

                          Other Seller Agreements means the Assignment and
Assumption Agreement, the Escrow Agreement, the Henderson Noncompetition Agreement, the bill of sale and other documents and instruments to be executed and delivered by the Seller or any affiliate thereof pursuant to this Agreement.

                          Other Shareholder Agreements means the Employment
Agreements, the Escrow Agreement, the Premises Leases and the other documents and instruments to be executed and delivered by any or all of the Shareholders pursuant to this Agreement.

                          Permits means all permits, licenses, consents,
franchises, authorizations, approvals, privileges, waivers, exemptions, exclusionary or inclusionary orders and other concessions, whether governmental or private, including, without limitation, all environmental, public health or safety permits required in connection with the Business.

                          Person means an individual, partnership, corporation,
association, joint stock company, trust, joint venture, limited liability company, unincorporated organization or Governmental Authority.

                          Premises means the business premises leased by the
Seller, which are located and owned as set forth on Exhibit 1.1(f).

                          Premises Leases means the leases and assignments of
lease in the form of Exhibit 1.1(g) under which the Buyer will lease the Premises from the Shareholders and take assignments of leases for Premises owned by Persons other than the Shareholders at the Closing.

                          Price Allocation Schedule has the meaning given it in
Section 2.3(b).

                          Qualified Rental Equipment Payments means amounts
paid by the Seller prior to the Closing Date as the purchase price of all or any part of the equipment described on Exhibit 1.1(b).

                          Reserve Amount means an amount equal to Reserved
Liabilities as of the Closing Date, as estimated in good faith by the Shareholders and the Buyer on the day before the Closing occurs.

                          Reserved Liabilities means all Liabilities relating
to the Seller, the Business or the Acquired Assets (including Liabilities which at the time of calculation are accrued but not yet payable) except the Assumed Liabilities.

                          Right means any right, property interest, concession,
patent, trademark, trade name, copyright, know-how or other proprietary right of another Person.

                          Seller means either or both of Zodiac One and Zodiac
Three, as the context requires.

                          Shareholders has the meaning given it in the preamble
to this Agreement.

                          Subsidiary means any corporation with respect to
which a specified Person directly or indirectly owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

                          Survival Period means the applicable periods after
the Closing Date during which representations and warranties survive pursuant to Section 3.3.

                          Tax means any federal, state, local or foreign
income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, documentary, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, including any interest, penalty or addition thereto, whether disputed or not.

                          Tax Return means any return, declaration, report,
claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                          Vehicle Fee and Tax Reimbursement means an amount
equal to the Assigned Vehicle Ownership Taxes plus vehicle licensing fees on the vehicles and mobile equipment included in the Acquired Assets which are paid by the Seller or the Shareholders prior to the Closing and attributable to periods after the Closing Date.

         2.      Purchase and Sale.

                 2.1. Basic Transaction. Subject to the terms and conditions set forth in this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell to the Buyer, all the Acquired Assets free and clear of any Encumbrance for the consideration specified in Section
2.3. The Buyer will have no obligation under this Agreement to purchase less than all of the Acquired Assets.

                 2.2. Assumption of Certain Liabilities. Subject to the terms and conditions set forth in this Agreement, the Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. The Buyer will not assume or have any responsibility with respect to any Liability not included within the definition of Assumed Liabilities.

                 2.3. Purchase Price; Payment. (a) The consideration for the Acquired Assets will consist of $10,939,217 (plus interest on the deferred portion thereof as described below) plus (i) an amount equal to the Vehicle Fee and Tax Reimbursement and (ii) an amount equal to Qualified Rental Equipment Payments, payable as described below, and the assumption by the Buyer of the Assumed Liabilities. At the Closing the Buyer will pay to the Seller, by wire transfer or other delivery of immediately available funds to an account designated by the Seller prior to the Closing, an amount equal to $9,252,700 plus an amount equal to the Vehicle Fee and Tax Reimbursement as estimated in good faith by the Buyer and the Seller on the day before the Closing. As soon as practicable after the Closing the Buyer and the Seller will determine the precise amount of the Vehicle Fee and Tax Reimbursement. Promptly after such determination they will instruct the Escrow Agent to disburse to the Buyer from the Escrow Account the amount, if any, by which the estimated Vehicle Fee and Tax Reimbursement paid by the Buyer at the Closing exceeds the Vehicle Fee and Tax Reimbursement as finally determined, or the Buyer will pay to the Seller the amount, if any, by which the Vehicle Fee and Tax Reimbursement as so determined exceeds the estimated Vehicle Fee and Tax Reimbursement paid to the Seller at the Closing. If the parties agree prior to the Closing that the Buyer will assume any debt or payment obligation of the Seller or the Shareholders in addition to the Assumed Debt, either the purchase price payable by the Buyer at the Closing will be reduced by the amount of such debt or payment obligation or the Seller or the Shareholders whose debt or payment obligation is assumed will pay to the Buyer at the Closing cash in the amount of such debt or obligations, as agreed by the parties prior to the Closing. At the Closing the parties will arrange for any security for such additional debt or payment obligations and the liability of the Seller and the Shareholders with respect to the assumed debt or payment obligation to be released by the creditor.

                 The Buyer will pay to the Seller, by wire transfer or other delivery of immediately available funds to an account designated by the Seller prior to the Closing, the deferred purchase price payments together with interest set forth in Exhibit 2.3(a) on the dates set forth therein.

                 At the Closing the Buyer will deposit $750,000 into the Escrow Account by wire transfer or other delivery of immediately available funds.
Such escrow deposit will be the property of the Seller subject to the Seller's and the Shareholders' indemnification obligations set forth in this Agreement, and will be held, invested, administered and disbursed according to Section 7.1(b) hereof and the Escrow Agreement. The Shareholders, on the one hand, and the Buyer, on the other, each will pay one-half of the Escrow Agent's fees and reimbursable expenses as and when due.

                          (b)     If a reduction in the capital gains or
ordinary income tax rate, or any deduction or exclusion from capital gains or ordinary income tax, is enacted into law which is effective as to the transactions contemplated by this Agreement and which reduces the Liability of the Shareholders or the Seller for capital gains or ordinary income tax from the amount which they would be required to pay under the law and regulations in effect as of the date of this Agreement, the purchase price for the Acquired Assets will be reduced by one-half of the reduction in the Seller's and the Shareholders' capital gains or ordinary income tax caused by such enactment. The amount of such reduction in liability will be calculated by Mr. Norman Pester and paid to the Buyer by the Shareholders as promptly as practicable after such reduction, deduction or exclusion is enacted or adopted, but in no event later than April 15 of the year following enactment or adoption. The Price Allocation Schedule described below automatically will be deemed amended to reflect a corresponding reduction in the amount of the purchase price allocated to goodwill and, to the extent, if any, that the reduction in the purchase price exceeds the total purchase price allocated to goodwill in the Price Allocation Schedule at the Closing, a reduction in the amount of the purchase price allocated to equipment in the Price Allocation Schedule as of the Closing. Mr. Pester promptly will provide to the

Buyer and the Shareholders his written explanation of the calculation contemplated by this paragraph (b). The Buyer will give notice to the Shareholders of any disagreement with the calculation within 20 days after receipt of the written explanation. The parties will attempt in good faith to resolve any disagreement about the calculation promptly, and if they cannot do so the disagreement will be submitted to arbitration pursuant to this Agreement. Each of the Buyer, on the one hand, and the Shareholders, on the other, will pay one-half of the fee charged by Mr. Pester for the calculation described in this paragraph (b).

                          (c)     As soon as practicable after the Closing, the
parties will prepare and initial a "Price Allocation Schedule" allocating the total consideration for the Acquired Assets as of the Closing Date between the categories of Acquired Assets described below. In preparing the Price Allocation Schedule, the parties will allocate the total consideration for the Acquired Assets among the Acquired Assets in the following manner:

                                  (i)      to Closing Inventory, equipment,
         leasehold improvements and the other tangible property included in Acquired Assets, the current book value thereof as reflected on the Closing Balance Sheet (but determined on a tax, rather than GAAP, basis), and to Closing Accounts Receivable the current book value thereof as reflected on the Closing Balance Sheet, which in each case the parties agree is the fair market value thereof; and

                                  (ii)     the entire balance to the goodwill
         of the Business, or at the Buyer's sole discretion to the Seller's other intangible assets which are included in the Acquired Assets.

The parties acknowledge that such allocations were determined pursuant to arm's length bargaining regarding the fair market values of the Acquired Assets in accordance with the provisions of Code Section 1060. The parties agree to be bound by the allocations set forth in the Price Allocation Schedule for all federal, state and local Tax purposes, including for purposes of determining any income, gain, loss, depreciation or other deductions in respect of such assets. The parties further agree to prepare and file all Tax Returns (including Form 8594 under the Code) in a manner consistent with such allocations and not to take any position contrary to such allocations in any administrative or judicial proceeding.

                          (d)     Satisfaction of Reserved Liabilities.  At the
Closing the Shareholders will deposit into a demand deposit account in the name of the Buyer and the Seller an amount equal to the Reserve Amount. Such Liabilities Reserve will be applied to the payment of Reserved Liabilities, by disbursements from that account, as they become due and payable. Reserved Liabilities representing accrued vacation and other accrued employee benefits will be satisfied by payment of the amount thereof to the Buyer as the Buyer provides such benefits or makes cash payments in lieu thereof to employees.
The Buyer will give notice to any of the Shareholders when any Reserved Liability becomes due and payable or is about to become due and payable. Such notices will be given not more frequently than once each day, and not less frequently than once each week if any Reserved Liabilities become due and payable during that week. The Buyer will use its best efforts to process the payment of all Reserved Liabilities in accordance with the Seller's historical practice. The Shareholders promptly will take all actions necessary to cause the Liabilities Reserve to be applied to satisfy Reserved Liabilities and, if the Liabilities Reserve has been exhausted, the Shareholders will provide additional funds as required to satisfy Reserved Liabilities. Nothing in this Agreement will be deemed to limit the joint and several obligations of the Shareholders and the Sellers to pay the Reserved Liabilities in full.
After all Reserved Liabilities have been satisfied, any excess Liabilities Reserve on deposit in the account created pursuant to this paragraph will be paid to the Seller. Any disputes concerning the Liabilities Reserve will be settled by arbitration as provided in this Agreement.

                 2.4. Sales Taxes, Etc. The Shareholders will pay all sales, use, transfer and other Taxes, fees and charges, if any, payable in respect of the sale and transfer of the Acquired Assets to the Buyer pursuant to this Agreement (except licensing fees payable upon the transfer to the Buyer of title to the vehicles and mobile equipment included in the Acquired Assets, which are addressed in other provisions of this Agreement, and sales taxes on accounts receivable collected by the Buyer after the Closing, which are addressed by Section 5.8).

                 2.5. Closing; Effective Date. The closing of the transactions contemplated by this Agreement (the "Closing") will take place on a date agreed to by the parties, but in any event on or before April 30,1996, commencing at 8:00 a.m. local time in Denver, Colorado, at the offices of Sherman & Howard L.L.C. All transactions contemplated by this Agreement, the Other Seller Agreements and the Other Shareholder Agreements will be effective at 11:59 p.m. local time in Denver, Colorado on the day immediately preceding the Closing (such effective time being the "Closing Date").

                 2.6. Deliveries at the Closing. At the Closing, (a) the Seller and the Shareholders will deliver, or cause to be delivered, to the Buyer the certificates, instruments and documents referred to in Section 6.1,
(b) the Buyer will deliver to the Seller and the Shareholders the certificates, instruments and documents referred to in Section 6.2, (c) the Seller will deliver to the Buyer instruments transferring to the Buyer title to the Acquired Assets free and clear of any Encumbrances and (d) the Buyer will pay and deposit the purchase price in accordance with Section 2.3.

         3.      Representations and Warranties.

                 3.1. Representations and Warranties of the Seller and the Shareholders. The following representations and warranties as they apply to the Seller will be deemed to apply to each of Zodiac One and Zodiac Three individually and to Zodiac One and Zodiac Three collectively. The Seller and the Shareholders jointly and severally represent and warrant to the Buyer that the statements contained in this Section 3.1 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were then substituted for the date of this Agreement throughout this Section 3.1).

                          (a)     Certain Shareholder Matters.  Each
Shareholder has full and absolute right, power, authority and legal capacity to execute, deliver and perform this Agreement and all Other Shareholder Agreements to which such Shareholder is a party, and this Agreement constitutes, and such Other Shareholder Agreements will when executed and delivered constitute, the legal, valid and binding obligations of, and be enforceable in accordance with their respective terms against, such Shareholder. The execution, delivery and performance of this Agreement and the Other Shareholder Agreements to which the Shareholder is a party, and the consummation of the transactions contemplated hereby and thereby, will not (i) violate any Legal Requirement or Order to which the Shareholder is subject, or
(ii) violate, with or without the giving of notice or the lapse of time or both, or conflict with or result in the breach or termination of any provision of, or constitute a default under, or give any Person the right to accelerate any obligation under, or result in the creation of any Encumbrance upon any properties or assets of the Shareholder pursuant to, any indenture, mortgage, deed of trust, lien, lease, agreement, instrument or other arrangement to which the Shareholder is a party or by which the Shareholder or any of the Shareholder's assets is bound or subject. No Shareholder need give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority or other Person in order to consummate the transactions contemplated hereby.

                          (b)     Organization, Good Standing, Power, Etc.
Each of Zodiac One and Zodiac Three is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, which is the only jurisdiction in which the nature of the business conducted by each of them or the properties owned, leased or operated by each of them make such qualification necessary. Each of Zodiac One and Zodiac Three has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The copies of the articles of incorporation (certified by the Secretary of State of Colorado) and the bylaws of each of Zodiac One and Zodiac Three, all as amended to date, which have been delivered to the Buyer by the Shareholders are complete and correct, and neither Zodiac One nor Zodiac Three is in default under or in violation of any provision of its articles of incorporation or bylaws. The minute books (containing the records of meetings of the shareholders, the board of directors and any committees of the board of directors held or actions taken by any of them) and the stock certificate books and the stock record books of each of Zodiac One and Zodiac Three, copies of which have been delivered to the Buyer by the Shareholders, are correct and complete. This Agreement and the Other Seller Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and unanimously approved by the board of directors and shareholders of each of Zodiac One and Zodiac Three, and this Agreement has been duly executed and delivered by each of Zodiac One, Zodiac Three and the Shareholders. Each of Zodiac One and Zodiac Three has full corporate power and authority to execute, deliver and perform this Agreement and the Other Seller Agreements, and this Agreement constitutes, and the Other Seller Agreements will when executed and delivered constitute, the legal, valid and binding obligations of each of Zodiac One and Zodiac Three, and will be enforceable in accordance with their respective terms against each of Zodiac One and Zodiac Three.

                          (c)     Capitalization, Etc.  The authorized capital
stock of Zodiac One consists of 49,000 shares of common stock, no par value. The authorized capital stock of Zodiac Three consists of 50,000 shares of common stock, no par value. Jeffrey Henderson owns 100 shares of common stock of Zodiac Three, which will be purchased by Mr. Evans and Mr. Davidson prior to the Closing. At the Closing the Shareholders will own the following shares of capital stock of Zodiac One and Zodiac Three:

                                                   Zodiac One       Zodiac Three
                                                   ----------       ------------
                 George Evans                        627                150
                 Marilyn Evans                       156 2/3              0
                 Maureen Davidson                    156 2/3              0
                 Larry Davidson                      627                150

(collectively, the "Shares"), which constitute all of the outstanding shares of capital stock of Zodiac One and Zodiac Three, beneficially and of record, free and clear of any Encumbrance or Tax. There are no existing rights of first refusal, buy-sell arrangements, options, warrants, rights, calls or other commitments or restrictions of any character relating to any of the Seller's stock. The Seller has no authorized or outstanding securities convertible into or exchangeable for, or any authorized or outstanding option, warrant or other right to subscribe for or to purchase, or convert any obligation into, any unissued shares of its capital stock, and has not agreed to issue securities so convertible or exchangeable or any such option, warrant or other right. There are no authorized or outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to either Zodiac One or Zodiac Three. There are no voting trusts, voting agreements, proxies or other agreements or understandings with respect to any capital stock of the Seller.

                          (d)     No Subsidiaries or Affiliates.  The Seller
has no Subsidiaries and no interest in any other corporation, partnership, limited partnership, limited liability company, association or joint venture.

                          (e)     No Violation of Agreements, Etc.  The
execution, delivery and performance of this Agreement and the Other Seller Agreements and the consummation of the transactions contemplated hereby and thereby will not (i) violate any Legal Requirement or Order to which the Seller is subject or any provision of the articles of incorporation or bylaws of the Seller or (ii) violate, with or without the giving of notice or the lapse of time or both, or conflict with or result in the breach or termination of any provision of, or constitute a default under, or give any Person the right to accelerate any obligation under, or result in the creation of any Encumbrance upon any properties, assets or business of the Seller pursuant to, any indenture, mortgage, deed of trust, lien, lease, license, agreement, instrument or other arrangement to which the Seller is a party or by which the Seller or any of its assets and properties is bound or subject. Except for notices that will be given and consents that will be obtained by the Seller prior to the Closing (which are set forth in Exhibit 3.1(e)), the Seller need not give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority or other Person in order for the parties to consummate the transactions contemplated by this Agreement and the Other Seller Agreements.

                          (f)     Financial Statements.  The audited balance
sheets of the Seller as of December 31, 1994 and December 31, 1995, and the related statements of income, shareholders' equity and cash flows for the fiscal years then ended, the unaudited balance sheets of the Seller as of December 31, 1992 and December 31, 1993, and the related statements of income, shareholders' equity and cash flows for the fiscal years then ended, and the unaudited balance sheet of the Seller as of January 31, 1996 (the latter being referred to as the "Latest Balance Sheet"), and the related statement of income, shareholders' equity and cash flows for the one-month period then ended have been prepared in accordance with GAAP on a basis consistent with those of prior years, are in accordance with the books and records of the Seller (which books and records are complete and correct), are accurate and fairly present the financial position and results of operations of the Seller as of those dates and for each of the periods indicated. Copies of the financial statements described in this Section 3.1(f) are attached as Exhibit 3.1(f). To the best knowledge of the Shareholders and the Seller, such balance sheets make full and adequate provision for all Liabilities of the Seller as of their respective dates.

                          (g)     Absence of Undisclosed Liabilities.  All
Liabilities of the Seller have been paid when due or, if not yet due, have been accrued properly. The Seller has no Liability (and there is no basis for the assertion of any Liability) arising out of any transaction entered into at or prior to the Closing Date, any action or inaction at or prior to the Closing Date or any state of facts existing at or prior to the Closing Date or otherwise, except (i) Liabilities reflected on the Latest Balance Sheet and
(ii) current Liabilities which have arisen after the date of the Latest Balance Sheet in the ordinary course of business. All Liabilities of the Seller due on or prior to the Closing Date will have been paid by the Seller prior to the Closing.

                          (h)     Absence of Certain Changes or Events.  Since
November 1, 1995, the Seller has not: (i) incurred any debt, indebtedness or Liability, except Assumed Debt and current Liabilities incurred in the ordinary course of business; (ii) delayed or postponed the payment of accounts payable or other Liabilities except in accordance with past practice; (iii) accelerated the collection of any receivable; (iv) leased, except in the ordinary course of business, or sold or otherwise transferred any of its equipment or other assets or properties; (v) subjected any of its assets or properties to any Encumbrance; (vi) settled, compromised or expensed any receivable which is set forth on Exhibit 3.1(h) or which arises between the date of this Agreement and the Closing; (vii) except as set forth in Exhibit 3.1(h), changed in any way the manner in which it conducts business; (viii) except as set forth in Exhibit 3.1(h), cancelled, compromised, waived or released any right, debt or claim; (ix) transferred or granted any rights under any leases (except to customers in the ordinary course of business), licenses or agreements or with respect to any Intellectual Property; (x) except as set forth in Exhibit 3.1(h), made or granted any individual wage or salary increase in excess of 10% or any general wage or salary increase, entered into any employment, agency or consulting contract, changed or increased the rate of compensation payable through salary, bonus, pension or contract or changed any term of employment with respect to, any shareholder, officer, director, employee or consultant or any affiliate thereof for any period before or after November 1, 1995; (xi) adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any of its shareholders, officers, directors, employees or any affiliate thereof (or taken any such action with respect to any other Employee Benefit Plan); (xii) except as otherwise expressly permitted by this Section 3.1(h), entered into contracts or agreements, or made commitments, involving more than $10,000 in the aggregate; (xiii) suffered any adverse fact or change, including, without limitation, to or in its business, financial condition, prospects, customer relationships or properties; (xiv) except as set forth in
Exhibit 3.1(h), entered into any contract or commitment to make capital expenditures in excess of $10,000 in the aggregate; (xv) purchased, redeemed or otherwise acquired any shares of its capital stock or any other securities;
(xvi) made any loan to or given a guarantee for any Person or entered into any transaction with (including, without limitation, any agreement or other arrangement providing for employment of, furnishing of services by, rental of real or personal property from, or otherwise requiring payment to) any shareholder, officer or director or any affiliate thereof; (xvii) permitted any Person to withdraw assets from the Seller except cash withdrawn upon prior notice to the Buyer; (xviii) made any payment or transfer to or for the benefit of any shareholder, officer or director or any affiliate thereof, other than payments in the form of cash; (xix) made or pledged to make any charitable or other contribution; (xx) accelerated, terminated, modified or cancelled any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) involving more than $10,000 individually or in the aggregate to which the Seller is a party or by which it is bound; (xxi) rented any equipment or sold or otherwise transferred any inventory or services at below-normal rental rates or margins; (xxii) changed its method of depreciation; (xxiii) suffered any other material occurrence, event, incident, action, failure to act or transaction outside the ordinary course of business; or (xxiv) agreed to incur, take, make or permit any of the matters described in clauses (i) through (xxiii).

                          (i)     Permits.  The Seller owns or holds all
Permits necessary to permit it to own, lease and operate its properties and to conduct its business. Each of such Permits is listed on Exhibit 3.1(i). All of such Permits are currently in full force and effect, no action or claim is pending or threatened to revoke, modify or terminate any Permit or render any Permit invalid, and all of the Permits are transferable to the Buyer at the Closing without any action by any Person.

                          (j)     Tax Matters.  There has been duly and timely
filed in proper form by or on behalf of the Seller, or a filing extension from the appropriate Governmental Authorities has been obtained with respect to, all Tax Returns required to be filed by applicable Legal Requirement on or prior to the date of this Agreement. All assessments, Taxes, fees or other charges imposed on the Seller or any of its properties, or on any of its Shareholders pursuant to the Seller's "S" corporation election, in respect of the periods covered by such Tax Returns have been paid or adequate reserves have been provided for with respect to the payment of all Taxes (whether or not disputed) payable in respect of periods through the date of this Agreement and all prior periods and all Tax Liabilities arising out of transactions entered into or states of fact existing prior to the date of this Agreement. There is no unpaid interest, penalty or addition to any Tax due or claimed due from the Seller, or from any of its Shareholders pursuant to the Seller's "S" corporation election, or any Tax deficiency, determination or assessment outstanding against the Seller or against any of its Shareholders pursuant to the Seller's "S" corporation election. No audit of any Tax Return of the Seller is pending or, to the best knowledge of the Seller and the Shareholders, has been threatened, and the Seller has not waived any statute of limitations relating to the assessment or payment of Taxes, which waiver has not yet expired. All Tax Returns, or extensions thereof required to be filed, and all Taxes required to be paid, prior to the Closing by or on behalf of the Seller and by the Shareholders with respect to the Seller will have been so filed or paid prior to the Closing. The Seller and the Shareholders will pay all Taxes attributable to Seller's business through the Closing Date, including all Taxes attributable to the transactions contemplated by this Agreement, on or before the due date of such Tax Returns.

                          (k)     Assets and Properties.

                                  (i)      The Seller does not own any real
         property interest other than its leasehold interests in the Premises. The Seller leases all buildings, and either owns or leases all machinery, equipment and other assets necessary for the conduct of its businesses as presently conducted. To the best knowledge of the Shareholders and the Seller, the Premises comply in all respects with the Americans with Disabilities Act, are free from defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair and are suitable for the purposes for which they presently are used. To the best knowledge of the Shareholders and the Seller, the Premises have received all approvals of Governmental Authorities (including Permits) required in connection with the occupation and operation thereof and have been occupied, operated and maintained in accordance with applicable Legal Requirements. The Premises are supplied with all utilities and other services necessary for the operation of said facilities. All of the tangible Acquired Assets are located on the Premises. The Seller owns all of the Acquired Assets, including, without limitation, the properties and assets reflected in the Latest Balance Sheet or acquired since the date thereof, free and clear of all Encumbrances. The Seller has not received notice of violation of any Legal Requirement, Order or Permit relating to its operations or its owned or leased properties.

                                  (ii)     All leases for the Premises are
         valid and in full force and effect in accordance with their respective terms and there is not, under any of such leases, any existing default or event of default or event which, with notice or lapse of time or both, would constitute a default. No party to any such lease has repudiated any provision thereof, and there are no disputes, oral agreements or forbearance programs in effect as to any such lease.
         One or more of the Shareholders have good and marketable title to the Premises described in Exhibit 1.1(f) as being owned by them, and to the best knowledge of the Seller, the Shareholders and directors and officers (and employees responsible for lease matters) of the Seller, the other Persons have good and marketable title to the Premises described in Exhibit 1.1(g) as being owned by them, in each case free and clear of any Encumbrance, easement, covenant or other restriction, except for installments of special assessments not yet delinquent and recorded easements, covenants and other restrictions which do not impair the current use, occupancy or value, or the marketability of title, of the property subject thereto. Except as set forth in
         Exhibit 3.1(k) the Seller does not sublease any real or personal property.

                                  (iii)    The Acquired Assets constitute all
         of the assets and properties used by the Seller and the Shareholders in connection with the rental business and related businesses operated by them.

                          (l) Lists of Properties, Contracts and Other Data. The Seller will deliver to the Buyer pursuant to Section 3.1(af) a correct and complete list designated as Exhibit 3.1(l) setting forth the following:

                                  (i)      the original cost, depreciation and
         current book value of all items of tangible personal property included in the Acquired Assets, including all items of tangible personal property which as of the date of this Agreement have no book value (except those items each of which was acquired by the Seller for $1,000 or less and which have been expensed by the Seller);

                                  (ii)     all rights, licenses and leases to
         which the Seller is a party which relate to the Acquired Assets or the Assumed Liabilities;

                                  (iii)    all assignments, licenses,
         indemnifications or other agreements which relate to the Acquired Assets or the Assumed Liabilities;

                                  (iv)     all guaranty, warranty and indemnity
         agreements which relate to the Acquired Assets or the Assumed Liabilities, including those with respect to products or services sold, leased, delivered or provided by the Seller;

                                  (v)      all contracts or agreements for the
         purchase or sale of raw materials, supplies, products or other personal property or for the furnishing or receipt of services which relate to the Acquired Assets or the Assumed Liabilities;

                                  (vi)     all contracts or agreements of the
         Seller concerning any partnership, joint venture or investment;

                                  (vii)    all claims, deposits, causes of
         action, choses in action, rights of recovery, rights of setoff and rights of recoupment which relate to the Acquired Assets or the Assumed Liabilities;

                                  (viii)   all franchises, approvals, Permits,
         licenses, orders, registrations, certificates, variances and similar rights;

                                  (ix)     all contracts or agreements
         concerning confidentiality or prohibiting the Seller from freely engaging in its business as now conducted or proposed to be conducted or from competing anywhere in the world;

                                  (x)      all other contracts, agreements,
         instruments, guarantees and commitments (including mortgages, deeds of trust, indentures, loan agreements and credit agreements and including a description of any oral contracts) which relate to the Acquired Assets or the Assumed Liabilities to which the Seller is a party or by which it or its assets is bound;

                                  (xi)     the names and annual rates of
         compensation as of June 30, 1995 (and the increases in such rates through the date hereof and through the Closing) of all officers and directors of the Seller, all other management employees, and each other employee whose annual rate of compensation is $30,000 or more;

                                  (xii)    the names of all retired employees,
         if any, of the Seller who are receiving or are entitled to receive any payments which are not fully covered by any Employee Pension Benefit Plan of the Seller which is qualified under Code Section 401(a), their ages and their current annual funded and unfunded benefits;

                                  (xiii)   the name of each bank or other
         financial institution or entity in which the Seller has an account or safe deposit box (with the identifying account number or symbol) and the names of all persons authorized to draw thereon or to have access thereto; and

                                  (xiv)    all outstanding notes or accounts
         receivable relating to accounts with the Seller, or advances by the Seller, to any shareholder, officer, director, employee or consultant or affiliate thereof as of the date of this Agreement.

True and complete copies of the documents referred to in such list have been delivered to the Buyer. All such rights, licenses, leases, registrations, applications, contracts, agreements and commitments and other items referred to in such list are valid, in full force and effect, enforceable in accordance with their respective terms for the period stated therein, no party has repudiated any provision thereof and no breach or default will result from the execution, delivery and performance of this Agreement, the Other Seller Agreements, the Other Shareholder Agreements or the transactions contemplated hereby or thereby. Neither the Seller nor any other party thereto is in breach or default in performance of any of their respective obligations thereunder and no event exists which, with the giving of notice or lapse of time or both, would constitute a breach, default or event of default on the part of a party to any of the foregoing that is continuing unremedied.

                          (m)     Litigation, Etc.  There is no outstanding
Order against, nor is there any litigation, proceeding, arbitration or investigation by any Governmental Authority or other Person pending or threatened against, the Seller, its properties or business or relating to the transactions contemplated by this Agreement, nor is there any basis for any such action.

                          (n)     Notes and Accounts Receivable.  The notes
receivable, if any, and accounts receivable of the Seller reflected on the Latest Balance Sheet, and all notes and accounts receivable arising prior to the Closing Date, arose and will arise from bona fide transactions by the Seller in the ordinary course of business, are valid receivables with trade customers subject to no setoffs or counterclaims, and are current and collectible. The Seller and the Shareholders guarantee the collection by the Buyer of accounts receivable, including sales taxes thereon, in an amount described in Section 5.8 (all of which will consist of accounts receivable arising from transactions prior to the Closing) within 180 days after the Closing.

                          (o)     Product Quality, Warranty Claims.  All
products and services sold, leased, delivered or provided by the Seller to customers on or prior to the Closing Date conform to applicable contractual commitments, express and implied warranties, product and service specifications and quality standards, and the Seller has no Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Seller giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith. No product or service sold, leased, delivered or provided by the Seller to customers on or prior to the Closing Date is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease.

                          (p)     Product Liability.  The Seller has no
Liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Seller which might give rise to any Liability) arising out of any injury to a Person or property as a result of the ownership, possession, provision or use of any product or service sold, leased or delivered by the Seller on or prior to the Closing Date. All product or service liability claims that have been asserted against the Seller since January 1, 1991, whether covered by insurance or not and whether litigation has resulted or not, are listed and summarized on
Exhibit 3.1(p).

                          (q)     Inventory.  The inventory of the Seller
consists of goods which are merchantable, is fit for the purpose for which it was procured and is held by the Seller, is usable in the ordinary course of business and is good and not overvalued.

                          (r)     Insurance.  The Seller has policies of
insurance (i) covering risk of loss on the Acquired Assets, (ii) covering products and services liability and liability for fire, property damage, personal injury and workers' compensation coverage and (iii) for business interruption, all with responsible and financially sound insurance carriers in adequate amounts and in compliance with governmental requirements and in accordance with good industry practice. To the best knowledge of the Shareholders and the Seller, all such insurance policies are valid, in full force and effect and enforceable in accordance with their respective terms and no party has repudiated any provision thereof. All such policies will remain in full force and effect until midnight on the Closing Date. Neither the Seller, nor to the best knowledge of the Shareholders and the Seller any other party to any such policy, is in breach or default (including with respect to the payment of premiums or the giving of notices) in the performance of any of their respective obligations thereunder, and no event exists which, with the giving of notice or the lapse of time or both, would constitute a breach, default or event of default, or permit termination, modification or acceleration under any such policy. There are no claims, actions, proceedings or suits arising out of or based upon any of such policies nor, to the best knowledge of the Seller, the Shareholders and the directors and officers (and employees responsible for insurance matters) of the Seller, does any basis for any such claim, action, suit or proceeding exist. Descriptions, including current premium amounts and the date and amount of the most recent premium increase for each of the policies of insurance are set forth on Exhibit 3.1(r). All premiums have been paid on such policies as of the date of this Agreement and will be paid on such policies through the Closing Date, and the Seller has not received notice of any increase in any such premium except as set forth on
Exhibit 3.1(r). The Seller has been covered during the five years prior to the date of this Agreement by insurance in scope and amount customary and reasonable for the businesses in which it has engaged during the aforementioned period. All claims made during such five-year period with respect to any insurance coverage of the Seller, other than those described on Exhibit 3.1(p), are set forth on Exhibit 3.1(r). The Seller does not engage in any self-insurance activities.

                          (s)     Compliance with Applicable Laws and Rights.
To the best knowledge of the Shareholders and the Seller, the Seller is not in violation of any applicable Legal Requirement, Order or Right. The Seller has not received notice from any Governmental Authority or other Person of any violation of any Legal Requirement, Order or Right, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand or notice has been filed, commenced or threatened against the Seller alleging any such violation. To the best knowledge of the Shareholders and the Seller, the Seller's property, including its facilities, machinery and equipment, conforms with applicable Legal Requirements and Orders, including, without limitation, environmental and zoning laws and building codes, and is in compliance with OSHA and the Americans with Disabilities Act. Neither the Seller, any Shareholder nor any director or officer (or employee responsible for OSHA matters) of the Seller has any knowledge of any pending or proposed OSHA regulations or amendments to OSHA regulations (including toxic chemical regulations) which would require any change in any of the Seller's facilities, equipment, operations or procedures or affect the Business or the Seller's costs of conducting its business as now conducted. The Seller has never made any payments for political contributions, or any bribes, kickback payments or other illegal contributions.

                          (t)     Pension and Employee Benefit Matters.

                                  (i)      The Buyer will not suffer any
         Liability or Adverse Consequence from the Seller's administration or termination of any of its Employee Benefit Plans or Benefit Arrangements or from any failure of any post-Closing distribution of benefits to employees of the Seller to be made by the Seller in compliance with all applicable Legal Requirements.

                                  (ii)     The Buyer will have no obligation to
         employ any employee of the Seller or to continue any Employee Benefit Plan or Benefit Arrangement, and will have no obligation or Liability under any such plan or arrangement maintained by the Seller. Except for related Liabilities included in the Assumed Liabilities, the Seller will remain liable for all costs of employee compensation, including (A) all employee benefits and claims under any Employee Benefit Plan or Benefit Arrangement, (B) Taxes relating to employment and employees attributable to periods through the Closing Date, whether reported by the Closing Date or thereafter, and (C) all group health plan continuation coverage to which any employee, former employee or dependent is entitled because of a qualifying event (as defined in Section 4980B(f)(3) of the Code) occurring through the Closing Date or as a result of termination of employment with the Seller because of the transactions contemplated by this Agreement and any benefit or excise tax liability or penalty or other costs arising from any failure by the Seller to provide group health plan continuation coverage.

                                  (iii)    The Seller has not incurred any
         Liability under Title IV of ERISA arising in connection with any termination or partial termination of any Employee Pension Benefit Plan or any withdrawal from any Multiemployer Plan. None of the assets of the Seller is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code; the Seller has not been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code; and no fact or event exists that could reasonably be expected to give rise to any such lien or requirement to post any such security.

                          (u)     Employees and Labor.  Except as set forth in
Exhibit 3.1(u), the Seller has not received any notice, nor, to the best knowledge of the Seller, the Shareholders and the directors and officers (and employees having responsibility for employment matters) of the Seller, is there any reason to believe that any executive or key employee of the Seller or any group of employees of the Seller has any plans to terminate his, her or its employment with the Seller. No executive or key employee is subject to any agreement, obligation, Order or other legal hindrance that impedes or might impede such executive or key employee from devoting his or her full business time to the affairs of the Seller prior to the Closing Date and, if such person becomes an employee of the Buyer, to the affairs of the Buyer after the Closing Date. The Seller has complied with all Legal Requirements relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other Taxes. The Seller will not be required to give any notice under any plant closing or similar law as a result of this Agreement, the Other Seller Agreements or the transactions contemplated hereby or thereby. The Seller does not have any labor relations problems or disputes, nor has it experienced any strikes, grievances, claims of unfair labor practices or other collective bargaining disputes. The Seller is not a party to or bound by any collective bargaining agreement, there is no union or collective bargaining unit at the Seller's facilities, and no union organization effort has been threatened, initiated or is in progress with respect to any employees of the Seller. The Seller is not indebted to any Shareholder or any officer, director, employee or consultant or any affiliate thereof, whether by loan, advance or otherwise, other than for salaries accrued but not yet payable and reimbursable out-of-pocket expenses incurred in the ordinary course of business and not yet payable, nor is any Shareholder or any officer, director, employee or consultant or any affiliate thereof so indebted to the Seller.

                          (v)     Supplier and Customer Relationships.  Exhibit
3.1(v) lists each supplier or customer that individually or with its affiliates accounted for 2% or more of the Seller's purchases of supplies or sales or rental revenues, respectively, during the fiscal years ending December 31, 1993, 1994 and 1995 and the two-month period ending February 29, 1996. The Seller has good commercial working relationships with its customers and since June 30, 1995 no customer or supplier accounting for 2% or more of the Seller's gross sales or rental revenues or purchases of supplies has cancelled or otherwise terminated its relationship with the Seller, materially decreased or limited its purchases or rentals or materials supplied to the Seller, or threatened to take any such action. The Seller and the Shareholders have no basis to anticipate any problems with the Seller's business or customer relationships. No customer has any plans to reduce its purchases or rentals below levels prevailing in recent periods, and the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not adversely affect the relationship of the Seller with any supplier or customer prior to the Closing Date or of the Buyer with any supplier or customer after the Closing Date.

                          (w)     Condition, Adequacy and Type of Equipment.
All of the machinery, equipment and other tangible personal property included in the Acquired Assets has been well maintained, its operating condition is adequate for its current use and it is suitable for the purposes for which it is presently used and is sufficient for the conduct of the Seller's business as now conducted. However, the Buyer acknowledges that at any particular time a certain dollar amount of the Seller's equipment is in need of repair or is being repaired. The Seller and the Shareholders represent and warrant that the dollar amount of the Seller's equipment which is in need of repair or is being repaired as of the Closing Date will not be greater than that amount which usually is in need of repair or is being repaired. The Seller has not experienced material problems or deficiencies with respect to such machinery, equipment and other tangible personal property, and, to the best knowledge of the Seller, the Shareholders and directors and officers (and employees with responsibility for such machinery, equipment and other tangible personal property) of the Seller, there is no basis to anticipate any such problems or deficiencies.

                          (x)     Environmental Obligations.  To the best
knowledge of the Shareholders and the Seller, the Seller is conducting, and the Seller and its predecessors at all times have conducted their respective businesses and operations, and have occupied and operated the Premises and all other real property and facilities previously owned, occupied or operated by the Seller or any predecessor, in accordance with and in compliance with all Environmental Obligations and so as not to give rise to Liability under any Environmental Obligations or to any impact on the Seller's business or activities. To the best knowledge of the Seller, the Shareholders and directors and officers (and employees responsible for environmental matters) of the Seller, there is no basis to believe or suspect that the Seller's business has been conducted or is being conducted in violation of any Environmental Obligations, and the Seller, the Shareholders and directors and officers (and employees responsible for environmental matters) of the Seller do not have any knowledge of pending or proposed changes to any Environmental Obligations which would require any changes in any of the Seller's facilities, equipment, operations or procedures or affect the Seller's business or its cost of conducting its business as now conducted.

                          (y)     Compliance, Disclosure of Environmental
Conditions. To the best knowledge of the Shareholders and the Seller, no conditions, circumstances or activities have existed or currently exist with respect to the Premises, any other real property or facilities previously owned, occupied or operated by the Seller or any predecessor, or the Seller's business, facilities or property which could give rise to any Liability, including but not limited to the recovery by any Governmental Authority or other Person of any remedial or removal costs, response costs, natural resource damages or other costs, expenses or damages arising from or relating to any release or threat of release of any Hazardous Material or any alleged injury or threat of injury or harm to public health, safety or the environment. No conditions, circumstances or activities have existed or currently exist with respect to the Premises, any other real property or facilities previously owned, occupied or operated by the Seller or any predecessor, or the Seller's business, facilities or property which could subject the Seller or the Buyer to any administrative, civil or criminal liability, injunctive relief, penalty or obligation, whether under common law, equitable theory or pursuant to Environmental Obligations, or which in the future could result in or in the past may have resulted in actual or threatened damage, harm or impairment of, or a threat to, public health, safety, welfare or the environment. Exhibit 3.1(y) identifies all real property and facilities, including the addresses thereof, which have been owned, occupied or operated by the Seller or its predecessors at any time on or prior to the Closing.

                          (z)     No Outstanding Orders or Actions.  There are
no outstanding Orders or any pending or threatened investigations of any kind against the Seller or any Shareholder concerning any environmental, public health, safety, welfare or land use matters or other Environmental Obligations, including, but not limited to, the emission, discharge or release of hazardous or toxic substances or wastes, pollutants or contaminants into the environment or work place, or the handling, storage, treatment, disposal or transportation of hazardous or toxic substances or wastes, pollutants or contaminants. There are no actions, suits or administrative, arbitral or other proceedings alleged, claimed, threatened, pending against or affecting the Seller or any Shareholder at law or in equity with respect to any environmental, public health, safety or land use matters or other Environmental Obligations, and the Seller, the Shareholders and directors and officers (and employees responsible for environmental matters) of the Seller have no knowledge of any existing grounds on which any such action, suit or proceedings might be commenced.

                          (aa)    No Waste Disposal.  All chemicals and
chemical compounds and mixtures which are included among the assets of the Seller are integral to and required for the conduct of the Seller's business, have not been processed, have not been and are not intended to be discarded, and are not waste or waste materials. The Seller has not generated, used, transported or disposed of Hazardous Materials. All waste materials which are or were generated as part of the business of the Seller are and have been handled, stored, treated, disposed of and transported in accordance with applicable Legal Requirements and Environmental Obligations.

                          (ab)    Intellectual Property.

                                  (i)      Exhibit 3.1(ab) lists each item of
         Intellectual Property owned by the Seller or any Shareholder or which is used by the Seller in the Business and, in each case where the Seller is not the owner, the owner of the Intellectual Property. The Seller owns or has the legal right to use each such item of Intellectual Property, and none of such Intellectual Property is subject to any Encumbrance. Each item of Intellectual Property described on Exhibit 3.1(ab) will be owned or available for use by the Buyer on identical terms and conditions after the Closing. The Seller has taken all necessary and desirable action to maintain and protect each item of Intellectual Property that it owns or uses.

                                  (ii)     The Seller has not interfered with,
         infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of any other Person, and none of the Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Seller has ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation or violation (including any claim that the Seller must license or refrain from using any Intellectual Property rights of any other Person). The continued operation of the Business as currently conducted will not interfere with, infringe upon, misappropriate or conflict with any Intellectual Property rights of another Person. To the best knowledge of the Shareholders, the Seller and the directors and officers (and employees with responsibility for Intellectual Property matters) of the Seller, no other Person has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of the Seller.

                                  (iii)    The Seller has not granted any
         license, sublicense or permission with respect to any Intellectual Property owned or used in the Business. With respect to each item of Intellectual Property required to be identified in Exhibit 3.1(ab), no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or is threatened which challenges the legality, validity, enforceability, use or ownership of the item and the Seller has never agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to the item.

                                  (iv)     The Seller is not obligated to pay
         any royalty or license or sublicense fee with respect any Intellectual Property. With respect to each item of Intellectual Property required to be identified in Exhibit 3.1(ab) which is not owned by the Seller:
         (A) the license, sublicense, agreement or permission under which the Seller has the right to use the item is legal, valid, binding, enforceable and in full force and effect and (B) no party to the license, sublicense, agreement or permission is in breach or default, and no event has occurred which, with notice or lapse of time or both, would constitute a breach, default or repudiation or permit termination, modification or acceleration thereunder.

                          (ac)    Guaranties.  The Seller is not a guarantor of
or otherwise liable for any Liability (including indebtedness) of any other Person.

                          (ad)    Powers of Attorney.  There are no outstanding
powers of attorney executed on behalf of the Seller.

                          (ae)    Brokers' Fees.  Except for the obligations of
the Shareholders to Greenidge and Associates, Inc., neither the Seller nor any Shareholder has any Liability to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement.

                          (af)    Disclosure.  Each of the Exhibits referred to
throughout this Section 3.1 will be delivered to the Buyer as soon as practicable after the execution of this Agreement, but in no event less than five Business Days prior to the Closing. The Buyer will accept or reject the contents of such Exhibits, in its sole discretion, by telephonic notice to any or all of the Shareholders no later than the Business Day prior to the Closing. Acceptance by the Buyer of each of such Exhibits will be a condition to the Buyer's obligation to consummate the purchase of the Acquired Assets, as set forth in Section 6.1(l). Considered together, the

(i) documents and information provided to the Buyer by the Seller, any Shareholder or any agent or employee thereof in the course of the Buyer's due diligence investigation and the negotiation of this Agreement (including the financial statements of the Seller as of December 31, 1995, December 31, 1994, December 31, 1993 and December 31, 1992) and (ii) Section 3.1 of this Agreement and the disclosure Exhibits referred to therein, including the financial statements referred to above in Section 3.1, do not contain any untrue statement of any material fact and do not omit to state a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact which materially adversely affects the business, prospects, condition, affairs or operations of the Seller or any of its properties or assets which has not been set forth in this Agreement or such Exhibits, including such financial statements. Nothing in the disclosure Exhibits referred to in Section 3.1 will be deemed adequate to disclose an exception to a representation or warranty made herein unless the applicable disclosure Exhibit identifies the exception with particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item will not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Seller and the Shareholders acknowledge and agree that the fact that they have made disclosures pursuant to Section 3.1 or otherwise of matters, or did not have knowledge of matters, which result in Adverse Consequences to the Buyer will not relieve the Seller and the Shareholders of their obligation to indemnify and hold the Buyer harmless from all Adverse Consequences pursuant to Section 7.

                 3.2. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller and the Shareholders that the statements contained in this Section 3.2 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3.2).

                          (a)     Organization, Good Standing, Power, Etc.  The
Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. This Agreement and the Other Buyer Agreements and the transactions contemplated hereby and thereby have been duly approved by all requisite corporate action of the Buyer. The Buyer has full corporate power and authority to execute, deliver and perform this Agreement and the Other Buyer Agreements, and this Agreement constitutes, and the Other Buyer Agreements will when executed and delivered constitute, the legal, valid and binding obligations of the Buyer, and will be enforceable in accordance with their respective terms against the Buyer.

                          (b)     No Violation of Agreements, Etc.  The
execution, delivery and performance of this Agreement and the Other Buyer Agreements, and the consummation of the transactions contemplated hereby and thereby, will not (i) violate any Legal Requirement or Order to which the Buyer is subject or any provision of the certificate of incorporation or bylaws of the Buyer or (ii) violate (with or without the giving of notice or the lapse of time or both), conflict with or result in the breach or termination of any provision of, constitute a default under, give any Person the right to accelerate any obligation under, or result in the creation of any Encumbrance upon any properties, assets or business of the Buyer pursuant to, any indenture, mortgage, deed of trust, lien, lease, license, agreement, instrument or other arrangement to which the Buyer is a party or by which the Buyer or any of its assets and properties is bound or subject. Except for notices and consents that will be given or obtained by the Buyer prior to the Closing, the Buyer does not need to give any notice to, make any filing with or obtain any authorization, consent or approval of any Governmental Authority or other Person in order for the parties to consummate the transactions contemplated by this Agreement.

                 3.3. Survival of Representations. The representations and warranties contained in Sections 3.1 and 3.2 and the Liability of the parties with respect thereto will survive any investigation thereof by the parties and will survive the Closing for four years, except that the Liability of the Seller and the Shareholders with respect to matters set forth in Sections 3.1(a), 3.1(b), 3.1(e), 3.1(j), 3.1(k), 3.1(t), 3.1(x), 3.1(y), 3.1(z),
3.1(aa), 3.1(ac) and 3.1(af), and the Liability of the Buyer with respect to matters set forth in Section 3.2(b), will survive without termination.

                 3.4. Representations as to Knowledge. The representations and warranties contained in Article 3 hereof will in each and every case where an exercise of discretion or a statement to the "best knowledge," "best of knowledge" or "knowledge" is required on behalf of any party to this Agreement be deemed to require that such exercise of discretion or statement be in good faith after reasonable investigation, with due diligence, to the best efforts of each such party and be exercised always in a reasonable manner and within reasonable times. For purposes of Section 3.1, the term "Seller" will, when used in reference to a statement made to the "best knowledge," "best of knowledge" or "knowledge" of Seller, include each Shareholder.

         4. Pre-Closing Covenants. The parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

                 4.1. General. Each of the parties will use its best efforts to take all actions necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including the satisfaction, but not the waiver, of the closing conditions set forth in Section 6) and the other agreements contemplated hereby.

                 4.2. Operation of Business. The Seller will not, and Shareholders will not cause or permit the Seller to, engage in any practice, take any action or enter into any transaction outside its ordinary course of business or which would result in a breach of any covenant, representation or warranty of the Seller or the Shareholders in this Agreement.

                 4.3. Preservation of Business. The Seller will keep its business and properties, including its current operations, physical facilities, working conditions, and its relationships with lessors, licensors, suppliers, customers and employees, intact.

                 4.4. Full Access. The Seller will permit the Buyer and its agents to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Seller, to all premises, properties, personnel, books, records (including Tax records), contracts and documents of or pertaining to the Seller. If for any reason the Closing does not occur, the Buyer will not disclose to any other Person any confidential information concerning the Seller which was provided to the Buyer by the Seller or the Shareholders and which is not publicly available or known to other industry participants and which was not available to the Buyer from another source.

                 4.5. Notice of Developments. The Seller will give prompt written notice to the Buyer of any material development which occurs after the date of this Agreement and affects the assets, Liabilities, business, financial condition, operations, results of operations, future prospects, representations, warranties, covenants or disclosure Exhibits of the Seller.
No such written notice, however, will be deemed to amend or supplement any disclosure Exhibit or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

                 4.6. Exclusivity. Neither the Seller nor any Shareholder will, and no Shareholder will cause or permit the Seller to, (a) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any portion of the assets of, the Seller (including any acquisition structured as a merger, consolidation or share exchange) or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. No Shareholder will vote shares of the Seller's stock in favor of any such transaction. The Seller and Shareholders will notify the Buyer immediately if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing.

                 4.7. Announcements. Prior to the Closing no party will issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other parties.

         5. Post-Closing Covenants. The parties agree as follows with respect to the period following the Closing.

                 5.1. Further Assurances. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Section 7).

                 5.2. Transition. Each of the Shareholders will assist with the transition of the Business to the Buyer during the first year following the Closing at no cost to the Buyer. Neither the Seller nor the Shareholders will take any action at any time that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier or other business associate of the Seller from establishing a business relationship with the Buyer after the Closing.

                 5.3. Cooperation. In the event and for so long as any party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand in connection with
(a) any transaction contemplated by this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving the Acquired Assets or the Business, each of the other parties will cooperate with her, him or it and her, his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as the other party deems necessary and requests in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under Section 7).

                 5.4. Confidentiality. The Seller and the Shareholders will treat and hold as confidential all Confidential Information concerning the Business and the Buyer, refrain from using any such Confidential Information and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all of such Confidential Information in its or their possession.

                 5.5. Post-Closing Announcements. Following the Closing, neither the Seller nor any Shareholder will issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the Buyer.

                 5.6. Financial Statements. The Seller and the Shareholders will, upon the request of the Buyer, cooperate with the Buyer to produce such historical and on-going financial statements and audits as the Buyer may request, all at the sole cost and expense of the Buyer.

                 5.7. Satisfaction of Liabilities and Other Obligations. The Shareholders and the Seller will pay and perform, as and when due, all Liabilities relating to the Seller, the Business and the Acquired Assets other than the Assumed Liabilities. In addition, the Shareholders and the Seller, at their expense, promptly will take or cause to be taken any action necessary to remedy any failure of the Premises or the Business at the Closing Date to comply with any Legal Requirement or Order upon receipt of notice from the Buyer at any time. However, the Shareholders and the Seller will be required to remedy such a failure involving the non-compliance of the Premises with the Americans with Disabilities Act only if the Buyer becomes aware thereof, or such a condition is required to be remedied, in connection with an event occurring after the Closing (including, by way of example only, a remodeling of any of the Premises or an investigation or inspection by a Governmental Authority). The Shareholders and the Seller will pay to the Buyer, promptly after their receipt of notice from the Buyer stating the amount payable by them and a copy of the invoices from Governmental Authorities relating thereto, the portion of the personal property taxes on the Acquired Assets attributable to the period from January 1, 1996 to and including the date on which the Closing occurs. The amount of such taxes payable by the Shareholders and the Seller will be determined by prorating personal property taxes on the Acquired Assets for 1996 in proportion to the number of days in the year prior to and including the date on which the Closing occurs compared to the number of days in the year remaining after the date on which the Closing occurs. The Buyer will pay all Assumed Liabilities as and when due (except to the extent the validity thereof or the liability therefor is contested by the Buyer in good faith) if the Closing occurs.

                 5.8. Collection of Guaranteed Receivables. The Shareholders and the Seller guarantee that within 180 days after the Closing the Buyer will have collected accounts receivable generated by transactions occurring prior to the Closing in an aggregate amount equal to the amount agreed to by the Seller, the Shareholders and the Buyer at or prior to the Closing, inclusive of sales taxes (the "Guaranteed Receivable Amount"). If the amount of accounts receivable from transactions prior to the Closing collected by the Buyer within 180 days after the Closing is less than the Guaranteed Receivable Amount, the Seller and the Shareholders will pay to the Buyer immediately after the expiration of the 180 day period the difference between the Guaranteed Receivable Amount and the amount of receivables from transactions prior to the Closing collected by the Buyer within that period. The Buyer acknowledges that such accounts receivable will include amounts payable by customers as sales tax, which after collection the Buyer will be required to remit to applicable Governmental Authorities.

                 5.9. Post-Closing Access to Records. The Shareholders and the Seller will have reasonable access after the Closing during normal business hours, at their own expense and upon at least 48 hours' prior notice to the Buyer, to the books and records of the Business to the extent necessary for any reasonable business purpose.

         6.      Conditions to Closing.

                 6.1. Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the purchase of the Acquired Assets is subject to satisfaction of the following conditions:

                          (a)     the Seller's and each Shareholder's
representations and warranties will be correct and complete at and as of the Closing and any written notices delivered to the Buyer pursuant to Section 4.5 and the subject matter thereof will be satisfactory to the Buyer;

                          (b)     the Seller and the Shareholders will have
performed and complied with all of their covenants and agreements hereunder through the Closing;

                          (c)     the Seller and the Shareholders will have
given all notices and procured all of the third-party consents, authorizations and approvals required to consummate the transactions contemplated by this Agreement, all in form and substance reasonably satisfactory to the Buyer;

                          (d)     no action, suit or proceeding will be pending
or threatened before any Governmental Authority or any other Person wherein an unfavorable Order would (i) prevent consummation of any of the transactions contemplated by this Agreement, (ii) cause any of the transactions contemplated by this Agreement to be rescinded following consummation or (iii) affect adversely the right of the Buyer to own the Acquired Assets or to conduct the Business, and no such Order will be in effect;

                          (e)     there will have been no adverse change in the
Acquired Assets or the Business between the date of execution of this Agreement and the Closing;

                          (f)     the Seller will have delivered to the Buyer a
certificate to the effect that each of the conditions specified in Sections 6.1(a) through (e) is satisfied in all respects;

                          (g)     the Buyer will have completed its due
diligence with respect to the Seller, the Business and the Acquired Assets with results satisfactory to it;

                          (h)     the Other Seller Agreements and the Other
Shareholder Agreements will have been executed and delivered by the Seller and the Shareholders which are parties thereto;

                          (i)     the Buyer will have received from counsel to
the Seller and the Shareholders an opinion in form and substance as set forth in Exhibit 6.1(i) addressed to the Buyer and its debt and equity financing sources and dated as of the Closing;

                          (j)     financing necessary for the consummation of
the transactions contemplated hereby and the operation of the Business will be available to the Buyer on terms and conditions satisfactory to the Buyer;

                          (k)     a written report of the results of a "Phase
I" environmental study of the Premises will have been completed at the Shareholders' expense and supplied to the

Buyer, and the contents of such report and the conditions described therein will be satisfactory to the Buyer;

                          (l)     the disclosure Exhibits to be delivered to
the Buyer pursuant to Section 3.1(af) will have been delivered to the Buyer by the Seller and the Shareholders within the time period permitted by that Section, and the contents of each will have been accepted by the Buyer in its sole discretion;

                          (m)     the Seller will have delivered to the Buyer
possession and control of the Acquired Assets;

                          (n)     each of Zodiac One and Zodiac Three will have
authorized, prepared, executed and delivered to the Buyer an amendment to its articles of incorporation for the purpose of changing its name to Marilyn and Maureen, Ltd. and Marilyn and Maureen, Ltd. III, respectively which amendments will not be filed until the Closing; and

                          (o)     the Seller and the Shareholders will have
delivered, or caused the Seller to deliver, to the Buyer a waiver and release executed by Jeffrey Henderson, a waiver and release executed by Greenidge and Associates, Inc., an assignment of the Henderson Noncompetition Agreement, an assignment of the Assigned Vehicle Ownership Taxes and such other instruments, certificates and documents as are reasonably requested by the Buyer in order to consummate the transactions contemplated by this Agreement, all in form and substance reasonably satisfactory to the Buyer.

The Buyer may waive any condition specified in this Section 6.1 at or prior to the Closing.

                 6.2. Conditions to Obligation of the Seller and the Shareholders. The obligation of the Seller and the Shareholders to consummate the sale of the Acquired Assets is subject to satisfaction of the following conditions:

                          (a)     the Buyer's representations and warranties
will be correct and complete at and as of the Closing;

                          (b)     the Buyer will have performed and complied
with all of its covenants hereunder through the Closing;

                          (c)     the Buyer will have delivered to the Seller a
certificate to the effect that each of the conditions specified above in Sections 6.2(a) and (b) is satisfied in all respects;

                          (d)     the Other Buyer Agreements will have been
executed and delivered by the Buyer;

                          (e)     the Seller and Shareholders will have
received from counsel to the Buyer an opinion in form and substance as set forth in Exhibit 6.2(e), addressed to the Seller and Shareholders and dated as of the Closing; and

                          (f)     the Buyer will have paid and deposited the
purchase price for the Acquired Assets pursuant to Section 2.3.

The Seller may waive any condition specified in this Section 6.2 at or prior to the Closing.

         7.      Remedies for Breaches of This Agreement.

                 7.1.     Indemnification Provisions for Benefit of the Buyer.

                          (a)     If the Seller or a Shareholder breaches (or
if any Person other than the Buyer alleges facts that, if true, would mean the Seller or a Shareholder has breached) any of the representations or warranties contained herein and the Buyer gives notice thereof to the Seller or any Shareholder within the Survival Period, or if the Seller or a Shareholder breaches (or if any Person other than the Buyer alleges facts that, if true, would mean the Seller or a Shareholder has breached) any covenant contained herein or in the Other Seller Agreements or the Other Shareholder Agreements and the Buyer gives notice thereof to the Seller or any Shareholder, then the Seller and the Shareholders agree jointly and severally to indemnify the Buyer from and against any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to or caused by any of the foregoing regardless of whether the Adverse Consequences are suffered during or after the Survival Period. In addition, the Seller and the Shareholders agree jointly and severally to indemnify the Buyer from and against any Adverse Consequences the Buyer may suffer which result from, arise out of, relate to or are caused by the consummation of the transactions contemplated by this Agreement whether or not such matter was known to the Buyer or was disclosed on any Exhibit hereto or is a matter with respect to which the Seller or any or all of the Shareholders did or did not have knowledge, including, without limitation, (i) any act or omission of the Seller or any Shareholder with respect to, or any event or circumstance related to, the Seller's or any predecessor's ownership or operation of the Acquired Assets or the Excluded Assets or the conduct of its business, which act, omission, event or circumstance occurred or existed prior to or at the Closing Date, without regard to whether a claim with respect to such matter is asserted before or after the Closing Date, (ii) any Liability not included in the Assumed Liabilities, (iii) the use, presence, generation, handling, remediation, removal, transportation, release or disposal of Hazardous Materials on, to or from any of the Premises or other real property or facilities owned or occupied by the Seller or any predecessor prior to the Closing Date, (iv) the failure of the Seller or any predecessor or of any Shareholder to comply with any Environmental Obligation or other Legal Requirement or Order or the violation by any of them of any Right, (v) any claim that the transactions contemplated by this Agreement violate the Worker Adjustment and Retraining Notification Act, as amended, or any similar state or local Legal Requirement or any fraudulent conveyance laws of any jurisdiction, and any Liability resulting therefrom, or

(vi) any Liability resulting from any failure of the parties to comply with any bulk sales or transfer law or other similar Legal Requirement of any applicable jurisdiction in connection with the transactions contemplated by this Agreement. If any dispute arises concerning whether any indemnification is owing which cannot be resolved by negotiation among the parties within a reasonable time, the dispute will be resolved by arbitration pursuant to this Agreement.

                          (b)     Amounts needed to cover any indemnification
claims resolved in favor of the Buyer against the Seller or the Shareholders during the Escrow Period will be paid to the Buyer first out of the Escrow Account, along with interest from the Closing Date at the rate applicable to the escrowed funds. The Seller and the Shareholders will have joint and several Liability for any additional amounts needed to cover such claims, which amounts will be paid directly to the Buyer. At the end of the Escrow Period amounts that may be needed to cover pending indemnification claims made by the Buyer (such amounts to be determined by the Buyer based upon the reasonable exercise of its business judgment) will be retained in the Escrow Account until such claims are resolved, and any excess on deposit therein, including any accrued interest, will be paid to the Seller. Nothing in this Section 7.1(b) will be construed to limit the Buyer's right to indemnification to amounts on deposit in the Escrow Account. The Buyer, the Shareholders and the Seller will jointly give instructions to the Escrow Agent to carry out the intent of this
Section 7.1(b). The Shareholders will provide the Escrow Agent with instructions to invest amounts held in the Escrow Account in one or more funds chosen by the Shareholders the assets of which consist solely of securities rated A-1, P-1 or higher. Any disputes concerning the escrowed funds will be settled by arbitration as provided in this Agreement.

                          (c)     The Shareholders and the Seller will not be
required, in the aggregate, to indemnify the Buyer for any amount in excess of $10,000,000.

                 7.2. Indemnification Provisions for Benefit of the Seller and the Shareholders. If the Buyer breaches (or if any Person other than the Seller and the Shareholders alleges facts that, if true, would mean the Buyer has breached) any of its representations or warranties contained herein and the Seller or the Shareholders gives notice of a claim for indemnification against the Buyer within the Survival Period, or if the Buyer breaches (or if any Person other than the Seller and the Shareholders alleges facts that, if true, would mean the Buyer has breached) any of its covenants contained herein or in the Other Buyer Agreements, then the Buyer agrees to indemnify Seller and the Shareholders from and against any Adverse Consequences the Seller and the Shareholders may suffer resulting from, arising out of, relating to, or caused by the breach or alleged breach, regardless of whether the Adverse Consequences are suffered during or after the Survival Period. If any dispute arises concerning whether any indemnification is owing which cannot be resolved by negotiation among the parties within a reasonable time, the dispute will be resolved by arbitration pursuant to this Agreement.

                 7.3.     Matters Involving Third Parties.

                          (a)     If any third party notifies any party (the
"Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other party (the "Indemnifying Party"), then the Indemnified Party will notify each Indemnifying Party thereof in writing within 15 days after receiving such notice. No delay on the part of the Indemnified Party in notifying any Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

                          (b)     Any Indemnifying Party will have the right,
at its sole cost and expense, to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (i) the Indemnifying Party notifies the Indemnified Party in writing within 10 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to or caused by the Third Party Claim, (ii) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (iii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. If the Indemnifying Party does not elect to assume control of or otherwise participate in the defense or settlement of any Third Party Claim, it will be bound by the results obtained by the Indemnified Party with respect to the Third Party Claim.

                          (c)     So long as the Indemnifying Party is
conducting the defense of the Third Party Claim in accordance with Section 7.3(b) above, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim,
(ii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (iii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

                          (d)     In the event any of the conditions in Section
7.3(b) above is or becomes unsatisfied, however, (i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (ii) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys' fees and expenses), and (iii) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to or caused by the Third Party Claim to the fullest extent provided in this Section 7.

                 7.4. Right of Offset. The Buyer will have the right to offset any Adverse Consequences it may suffer against any amounts payable pursuant to this Agreement or any Other Seller Agreement or Other Shareholder Agreement to the Seller or any Shareholder or any current or future affiliate of any of the foregoing at or after the Closing. The Buyer will give notice to the Shareholders of its intent to make such an offset, and if there is a dispute concerning the Buyer's right to indemnification for any such Adverse Consequences, the Buyer will not deduct that amount from payments to be made by the Buyer until the dispute is resolved by agreement of the parties or arbitration.

                 7.5. Other Remedies. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable or common law remedy any party may have.

         8.      Termination.

                 8.1. Termination of Agreement. The parties may terminate this Agreement as provided below:

                          (a)     the Buyer, the Seller and the Shareholders
may terminate this Agreement by mutual written consent at any time prior to the Closing;

                          (b)     the Buyer may terminate this Agreement by
giving written notice to the Seller and the Shareholders at any time prior to the Closing (i) in the event the Seller or any Shareholder has breached any representation, warranty or covenant contained in this Agreement in any material way, the Buyer has notified the Seller and the Shareholders of the breach, and the breach has not been cured within 10 days after the notice of breach or (ii) if the Closing has not occurred on or before April 30, 1996 because of the failure of any condition precedent to the Buyer's obligations to consummate the Closing (unless the failure results primarily from the Buyer breaching any representation, warranty or covenant contained in this Agreement); and

                          (c)     the Seller and the Shareholders may terminate
this Agreement by giving written notice to the Buyer at any time prior to the Closing (i) if the Buyer has breached any representation, warranty or covenant contained in this Agreement in any material way, the Seller has notified the Buyer of the breach, and the breach has not been cured within 10 days after the notice of breach or (ii) if the Closing has not occurred on or before April 30, 1996 because of the failure of any condition precedent to the Seller's and the Shareholders' obligations to consummate the Closing (unless the failure results primarily from the Seller or any Shareholder breaching any representation, warranty or covenant contained in this Agreement).

                 8.2. Effect of Termination. The termination of this Agreement by a party pursuant to Section 8.1 will in no way limit any obligation or liability of any other party based on or arising from a breach or default by such other party with respect to any of its representations, warranties, covenants or agreements contained in this Agreement, and the terminating party will be entitled to seek all relief to which it is entitled under applicable law.

                 8.3. Confidentiality. If this Agreement is terminated, each party will treat and hold as confidential all Confidential Information concerning the other parties which it acquired from such other parties in connection with this Agreement and the transactions contemplated hereby.

         9.      Miscellaneous.

                 9.1. No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person other than the parties and their respective successors and permitted assigns.

                 9.2. Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties, written or oral, to the extent they relate in any way to the subject matter hereof.

                 9.3. Succession and Assignment. This Agreement will be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. Neither the Seller nor any Shareholder may assign this Agreement or any of their rights, interests or obligations hereunder without the prior written approval of the Buyer. The Buyer may assign its rights and obligations hereunder as permitted by law, including, without limitation, to any lending institution that provides financing for the Buyer's purchase of the Acquired Assets.

                 9.4. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

                 9.5. Headings. The section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

                 9.6. Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder will be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, or by courier, and addressed to the intended recipient as set forth below:

                 If to the Seller or
                 the Shareholders:

                 George and Marilyn Evans      and    Maureen and Larry Davidson
                 8157 East Hunters Hill Drive         3241 South Richfield St.
                 Englewood, Colorado  80112           Aurora, Colorado   80013

                 If to the Buyer:                     Copy to:

                 RentX Industries, Inc.               Sherman & Howard L.L.C.
                 1522 Blake Street                    633 Seventeenth Street,
                 Denver, Colorado  80202              Suite 3000
                 Attn: President                      Denver, Colorado  80202
                                                      Attn:  B. Scott Pullara

Notices will be deemed given five days after mailing if sent by certified mail, and when delivered if sent by courier. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

                 9.7. Governing Law. This Agreement will be governed by and construed in accordance with the domestic laws of the State of Colorado without giving effect to any choice or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado.

                 9.8. Amendments and Waivers. No amendment of any provision of this Agreement will be valid unless the same is in writing and signed by the Buyer, the Seller and the Shareholders. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, will be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence, and no waiver will be effective unless set forth in writing and signed by the party against whom such waiver is asserted.

                 9.9. Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

                 9.10. Expenses. The Buyer will bear its own costs and expenses (including, without limitation, legal fees and expenses) incurred either before or after the date of this Agreement in connection with this Agreement or the transactions contemplated hereby. The Shareholders, and not the Seller, will bear all costs and expenses (including, without limitation, all legal, accounting and tax related fees and expenses and all fees, commissions, expenses and other amounts payable to any broker, finder or agent and the costs of the Phase I environmental study to be delivered pursuant to
Section 6.1(k)) incurred by the Shareholders or the Seller either before or after the date of this Agreement in connection with this Agreement or the transactions contemplated hereby.

                 9.11. Arbitration. Any disputes arising under this Agreement, including, without limitation, those involving claims for specific performance or other equitable relief, will be submitted to binding arbitration under the Commercial Arbitration Rules of the American Arbitration Association under the authority of federal and state arbitration statutes, and will not be the subject of litigation in any forum. The arbitration will be conducted only in Denver, Colorado, before a single arbitrator selected by the parties or, if they are unable to agree on an arbitrator, before a panel of three arbitrators, one selected by the Buyer, one selected by the Seller and the third selected by the other two arbitrators. The award of the arbitrators will be final and binding and judgment on the award may be entered by any court of competent jurisdiction. THIS SUBMISSION AND AGREEMENT TO ARBITRATE WILL BE SPECIFICALLY ENFORCEABLE. The prevailing party or parties in any such arbitration (as determined by the arbitrator or arbitrators) or in any action to enforce this agreement to arbitrate will be entitled to all reasonable costs and expenses, including fees and expenses of the arbitrators and attorneys, incurred in connection therewith. Notwithstanding the foregoing provisions of this Section 9.11, in any legal proceeding commenced by a Governmental Authority or other Person against a party to this Agreement, that party will have the right to bring a third party claim for indemnification against any other party which has an obligation to indemnify it pursuant to this Agreement.

                 9.12. Construction. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. The word "including" will mean including without limitation. The parties intend that each representation, warranty and covenant contained herein will have independent significance. If any party breaches any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached will not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant.

                 9.13. Incorporation of Exhibits. The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

                 9.14. Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which together will be deemed to be one and the same instrument. The execution of a counterpart of the signature page to this Agreement will be deemed the execution of a counterpart of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                                        RENTX INDUSTRIES, INC.


                                        By: /s/ RICHARD M. TYLER
                                           ------------------------------------
                                        Name: Richard M. Tyler
                                             ----------------------------------
                                        Title: President
                                              ---------------------------------

                                        ZODIAC RENTALS, INC.


                                        By: /s/ MARILYN J. EVANS
                                           ------------------------------------
                                        Name: Marilyn J. Evans
                                             ----------------------------------
                                        Title: President
                                              ---------------------------------

                                        ZODIAC RENTALS, INC. III


                                        By: /s/ GEORGE A. EVANS
                                           ------------------------------------
                                        Name: George A. Evans
                                             ----------------------------------
                                        Title: Vice President
                                              ---------------------------------

                                        SHAREHOLDERS:

                                        /s/ GEORGE A. EVANS
                                        ---------------------------------------
                                        George A. Evans

                                        /s/ MARILYN J. EVANS
                                        ---------------------------------------
                                        Marilyn J. Evans

                                        /s/ MAUREEN C. DAVIDSON
                                        ---------------------------------------
                                        Maureen C. Davidson

                                        /s/ LARRY W. DAVIDSON
                                        ---------------------------------------
                                        Larry W. Davidson